UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule § 240.14a-12

IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2015

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at the Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California 95054, on June 5, 2015, at 9:30 a.m. Pacific Daylight Time.

At the Annual Meeting, stockholders will be asked to vote on each of the four proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, IF PERMITTED BY THE BROKER OR OTHER NOMINEE THAT HOLDS YOUR SHARES. IF YOU RECEIVE A PAPER COPY OF THE PROXY MATERIALS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

CARL SCHLACHTE

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2015

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at the Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California 95054, on June 5, 2015, at 9:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class I directors, one (1) Class II director and one (1) Class III director to hold office for the applicable term and until their successors are elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 9, 2015 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

On or about April 24, 2015, we will mail a Notice of Internet Availability of Proxy Materials to stockholders, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

CARL SCHLACHTE

Chairman of the Board

San Jose, California

April 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2015: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://ir.immersion.com/annual-proxy.cfm

IMMERSION CORPORATION

2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Immersion Corporation, of proxies to be used at our 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at the Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California 95054 on June 5, 2015 at 9:30 a.m. Pacific Daylight Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form, and our 2014 Annual Report to Stockholders will be mailed to or otherwise made available to our stockholders on or about April 24, 2015.

QUESTIONS AND ANSWERS

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our 2015 Annual Meeting of Stockholders include the Notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders on Form 10-K (the “2014 Annual Report”). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Victor Viegas and Anne Peters as proxies for the 2015 Annual Meeting of Stockholders.

Who is soliciting my vote?

The Board of Directors of Immersion Corporation is soliciting your vote at the 2015 Annual Meeting of Stockholders of Immersion Corporation.

Who is entitled to vote?

You may vote if you were the record owner of Immersion Corporation common stock as of the close of business on April 9, 2015. Each share of common stock is entitled to one vote. As of April 9, 2015, we had 28,011,099 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of April 9, 2015, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What routine matters will be voted on at the Annual Meeting?

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The non-routine matters to be presented at the Annual Meeting on which brokers are not allowed to vote unless they have received specific voting instructions from beneficial owners are the election of directors.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but are not considered votes cast. Accordingly, broker non-votes and abstentions will have no effect on the vote for any matter properly introduced at the meeting.

What are my voting choices for each of the proposals to be voted on at the 2015 Annual Meeting of Stockholders and how does the Board recommend that I vote my shares?

		More Information	Voting Choices and Board Recommendation
PROPOSAL 1	Election of two Class I Directors, one Class II Director and one Class III Director	Page 11	• vote FOR the nominee; or • withhold your vote for the nominee. The Board recommends a vote FOR the nominees.
PROPOSAL 2	Ratification of Independent Registered Public Accounting Firm	Page 52	• vote FOR the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.

How many votes are needed to approve each of the proposals?

The director nominees receiving the highest number of “FOR” votes will be elected. The other proposal submitted requires the affirmative “FOR” vote of a majority of the votes cast.

How do I vote?

Stockholders of Record: You can vote either in person at the meeting or by proxy. Persons who vote by proxy need not, but are entitled to, attend the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

This proxy statement, the accompanying proxy card and the 2014 Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR through the notice and access process.

Vote your shares as follows—in all cases, have your proxy card in hand:

Vote over the Internet 24/7 at www.envisionreports.com/IMMR	Dial toll-free 24/7 (800) 652-VOTE within the USA, US territories & Canada
Vote using your tablet or smartphone	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Beneficial Stockholders: If you hold your Immersion Common Stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted on these matters.

If you plan to vote in person at the Annual Meeting and you hold your Immersion Corporation stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary at Immersion Corporation, 30 Rio Robles, San Jose, California 95134 so that it is received prior to the close of business on June 4, 2015.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m. EDT on June 4, 2015;

•	signing another proxy card with a later date and returning it to us prior to the meeting; or

•	voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A. to count the votes represented by proxies and cast by ballot, and Anne Peters, our General Counsel and Corporate Secretary, has been appointed to act as Inspector of Election.

When will we announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker has the authority to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. Only the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered “routine.” This is known as a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

What if I am a stockholder of record and return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, and “FOR” the ratification of Deloitte & Touche LLP as Immersion’s independent registered public accounting firm.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the Annual Meeting?

Stockholders of record at the close of business on April 9, 2015 may attend the Annual Meeting. You must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting. If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the record date. If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the record date and that you are authorized to vote on behalf of the institution.

Do we have a policy about directors’ attendance at the Annual Meeting?

Pursuant to the Corporate Governance Guidelines, directors are strongly encouraged to attend the Annual Meeting of Stockholders. Messrs. Viegas, Schlachte and Saltich attended the 2014 Annual Meeting of Stockholders.

How can I access Immersion Corporation’s proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the 2014 Annual Report are being made available to our stockholders on the Internet at www.edocumentview.com/IMMR through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Immersion Common Stock in your name, you can choose this option and save us the cost of producing and mailing these documents by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Immersion Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by following the directions set forth on the Notice of Internet Availability.

Who bears the cost of this proxy solicitation?

Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

How do I submit a proposal for action at the 2016 Annual Meeting of Stockholders?

A proposal for action to be presented by any stockholder at the 2016 Annual Meeting of Stockholders will be acted upon only:

•	if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the 1934 Act, the proposal is received by our Corporate Secretary on or before December 22, 2015;

•

if the proposal is not to be included in the proxy statement, pursuant to our By-Laws, the proposal is submitted in writing to our Corporate Secretary on or before December 22, 2015 and such proposal is, under Delaware General Corporation Law (“Delaware Law”), an appropriate subject for stockholder action; or

•

in the case of nominating directors, if we increase the number of directors to be elected at our 2016 annual meeting and there is no public announcement by us naming the nominees for additional directorships by December 12, 2015, we must receive proposals for nominations no later than the close of business on the tenth (10th) day following the day on which such public announcement is made.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the Annual Meeting of Stockholders to present such proposal.

Proposals should be sent to our Corporate Secretary, Immersion Corporation, 30 Rio Robles, San Jose, California 95134.

How can I view or request copies of our corporate documents and SEC filings?

Our website contains our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Board Committee Charters, the Codes of Business Conduct and our SEC filings. To view these documents, go to www.immersion.com, click on “Investors” and click on “Corporate Governance”. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.immersion.com, click on “Investors” and click on “SEC Filings”.

We will promptly deliver free of charge, upon request, a copy of the Form 10-K to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary, Immersion Corporation, 30 Rio Robles, San Jose, CA 95134.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Corporate Secretary, Immersion Corporation, 30 Rio Robles, San Jose, CA 95134.

Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare, to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021.

Beneficial owners should contact their broker or bank.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Board is elected by the stockholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Election Process

Pursuant to our current Certificate of Incorporation, our Board is divided into three classes — Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation, or removal. In accordance with our Certificate of Incorporation, the Class I directors are to be elected at the 2015 Annual Meeting, the Class II directors are to be elected at the annual meeting in 2016 and the Class III directors are to be elected at the annual meeting in 2017. If a quorum is present and voting, the nominees for Class I directors receiving the greatest number of votes will be elected as Class I directors; the nominees for Class II and Class III directors, who were appointed to the Board and whose term expires at the 2015 Annual Meeting of stockholders, receiving the greatest number of votes will be elected as Class II and Class III directors, respectively. Any votes withheld and broker non-votes have no effect on the vote.

Nomination of Directors

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, which are described in further detail below. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group of directors with diverse and relevant experience that can best perpetuate our success and represent stockholder interests through sound judgment.

The Nominating and Corporate Governance Committee may seek the input of other members of the Board or management in identifying candidates who meet the criteria outlined above. In addition, the Nominating and Corporate Governance Committee may use the services of consultants or a search firm. The Nominating and Corporate Governance Committee will consider recommendations by our stockholders of qualified director candidates for possible nomination by the Board. Stockholders may recommend qualified director candidates by writing to our Corporate Secretary at Immersion Corporation, 30 Rio Robles, San Jose, California 95134. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate or request additional information from the candidate. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by stockholders. Our Bylaws permit persons to be nominated as directors directly by stockholders under certain conditions. To do so, stockholders must comply with the advance notice requirements outlined under

“How do I submit a proposal for action at the 2016 Annual Meeting of Stockholders?” in the Question and Answer section of this proxy statement.

Qualifications of Directors

When evaluating potential director nominees, the Nominating and Corporate Governance Committee considers each individual’s professional expertise and educational background in addition to their general qualifications. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences in order to establish and maintain a Board that is strong in its collective knowledge and that can fulfill its responsibilities and oversee our business consistent with its fiduciary duty to stockholders.

The Nominating and Corporate Governance Committee communicates with the Board to identify backgrounds, qualifications, professional experiences, and areas of expertise that impact our business that are particularly desirable for our directors to possess in order to help meet specific Board needs, including:

•	Industry knowledge, especially in our key markets of mobile devices, gaming and automotive, which is vital in understanding and reviewing our strategy;
•

Operating experience as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in the development of our business strategy and provide the appropriate tools for overseeing the implementation of our operating plan;

•

Executive leadership experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Accounting and financial expertise, which enables directors to analyze our financial statements and oversee our accounting and financial reporting processes;
•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our stockholders’ interests; and

•	Technology licensing and IP monetization experience, which is the core focus of our strategy.

The following table highlights each director’s specific skills, knowledge and experience. A particular director may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Accounting and Financial	Public Company Board/ Corporate Governance	Technology Licensing and IP Monetization
Director
Carl Schlachte	Ö	Ö	Ö	Ö	Ö	Ö
David Habiger	Ö	Ö	Ö	Ö	Ö
Jack Saltich	Ö	Ö	Ö	Ö	Ö	Ö
Victor Viegas	Ö	Ö	Ö	Ö	Ö	Ö
David Sugishita	Ö	Ö	Ö	Ö	Ö
John Veschi	Ö	Ö	Ö	Ö	Ö	Ö

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

2015 Nominees for Director

Our Board’s nominees for election as Class I directors are Jack Saltich and Victor Viegas. Mr. Saltich and Mr. Viegas currently serve on the Board and were elected by the stockholders at the 2012 Annual Meeting of Stockholders. If elected, Mr. Saltich and Mr. Viegas will hold office until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified.

Mr. Veschi and Mr. Habiger were appointed to the Board in February 2015 and November 2014, respectively, and pursuant to the Company’s bylaws, their term expires at the 2015 Annual Meeting of stockholders. Mr. Veschi will stand for election as a Class II director and if elected will hold office until the 2016 Annual Meeting of Stockholders, and Mr. Habiger will stand for election as a Class III director and if elected will hold office until the 2017 Annual Meeting of Stockholders.

We have no reason to believe that Messrs. Saltich, Viegas, Veschi or Habiger will be unable or unwilling to serve if elected. However, if any of the above-named nominees should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

The Board believes that Messrs. Saltich, Viegas, Veschi and Habiger’s qualifications, skills and experiences would contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that the above named nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our management.

Included in each of the nominee’s biography below is an assessment of his specific qualifications, attributes, skills and experience based on the qualifications described above.

There are no family relationships between Messrs. Saltich, Viegas, Veschi or Habiger, any directors, or any of our executive officers.

Nominees for Director – Class I Directors – To Be Elected for Term Expiring in 2018

Jack Saltich

Director since 2002

Age: 72

Board Committees: Compensation (Chair), Nominating and Corporate Governance (Chair)

Other Public Company Boards: Atmel Corporation

Education: B.S. and M.S. in electrical engineering from University of Illinois

Professional Experience: Mr. Saltich served as Chairman of the Board from February 2009 until July 2012. Mr. Saltich also served as Lead Independent Director from October 2007 to February 2009. He was the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company that develops transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays, from January 2006 to April 2011. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as a Vice President of Advanced Micro Devices, where his last position was General Manager of AMD’s European Microelectronics Center in

Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich serves on the board of directors of PlasmaSi, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008, Ramtron International Corporation from 2005 to 2011, Vitex Systems from 2006 to 2011 and Leadis Technology from 2006 to 2012.

Director Qualifications: Mr. Saltich brings to our Board over 18 years of experience with semiconductor companies and companies specializing in display systems. Additionally, Mr. Saltich’s executive level experience at Three-Five Systems, a display company, and his experience with AMD and other semiconductor companies as well as his many years of service on public company boards and committees provides an invaluable contribution to our Board.

Victor Viegas

Director since 2002

Age: 58

Board Committees: None

Other Public Company Boards: None

Education: B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California, on inactive status.

Professional Experience: Mr. Viegas was named our Chief Executive Officer in April 2010, and served as our Interim Chief Financial Officer from December 2011 until May 2012. He served as our Interim Chief Executive Officer beginning October 2009. Mr. Viegas was our Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008. Mr. Viegas was also Chairman of our Board from October 2007 to February 2009. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined us in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment.

Director Qualifications: Mr. Viegas brings to our Board more than 15 years of intellectual property and licensing experience and comprehensive knowledge of our company and its operations. He has had the benefit of viewing us from many perspectives, including as the former Chief Financial Officer, as the Chief Executive Officer and as a Board member. He led us through our litigation with Sony and Microsoft, through the conclusion of the financial investigation and restatement and the transition away from a medical products business to a licensing model. Mr. Viegas is responsible for managing all facets of our business, a role that provides him with critical insight into our operations and the challenges and opportunities we face and, thus, he is a key contributor to our Board’s oversight of risk, strategic and financial planning and other critical management functions.

The Board of Directors recommends a vote FOR the election of Messrs. Saltich and Viegas as Class I directors.

Nominee for Director – Class II Director – To Be Elected for Term Expiring in 2016

John Veschi

Director since 2014

Age: 53

Board Committees: Audit, Nominating and Corporate Governance

Other Public Company Boards: None

Education: B.S. in Electrical Engineering from Lafayette College, J.D. from University of Maryland and M.B.A. from George Washington University

Professional Experience: Mr. Veschi has served as the CEO of Marquis Technologies, a technology and IP consulting business since January 2015. Prior to that, Mr. Veschi served as the CEO of Rockstar Consortium from July 2011 through January 2015 at which time Rockstar was woundup as a result of a $900 million asset sale to RPX. From 2008 through July 2011, Mr. Veschi served as the Chief IP Officer at Nortel Networks. Nortel filed for Bankruptcy in early 2009. Mr. Veschi managed the IP function through the bankruptcy process, resulting in a $4.5 billion sale of Nortel IP assets in July 2011 to Rockstar Consortium. In 2011, Mr. Veschi also served on the Board of MOSAID Technologies Incorporated, one of the world’s leading IP companies, focused on the licensing and development of semiconductor and communications technologies.

Director Qualifications: “Mr. Veschi brings over twenty years of law firm and corporate IP experience, including over ten years as the CEO or GM of successful IP licensing businesses. These experiences at Agere, LSI, Nortel and Rockstar make him familiar with the challenges that Immersion faces as an IP licensing company and position him to advise Immersion on such challenges.

The Board of Directors recommends a vote FOR the election of Mr. Veschi as a Class II director.

Nominee for Director – Class III Director – To Be Elected for Term Expiring in 2017

David Habiger

Director since 2014

Age: 46

Board Committees: Compensation, Nominating and Corporate Governance

Other Public Company Boards: Control4, DTS, Echo Global Logistics, Enova, RealD, and Textura

Education: B.B.A. from St. Norbert College and an M.B.A. from the University of Chicago

Professional Experience: Mr. Habiger served as the Chief Executive Officer of NDS Group from July 2011 through its sale in 2012. Mr. Habiger was the President and Chief Executive Officer of Sonic Solutions from 2005 through its sale in March 2011. Mr. Habiger is a Senior Advisor to Silver Lake Partners and a Venture Partner at the Pritzker Group. Mr. Habiger serves on the advisory board for the Polsky Center for Entrepreneurship at the University of Chicago.

Director Qualifications: Mr. Habiger brings to our Board not only over eight years of operating experience as a Chief Executive Officer, but also is considered an industry expert in media. Under his leadership, Sonic Solutions became one of the leading global providers of premium movies and TV shows via the Internet and consumer electronics devices. As Immersion continues to invest in its Content and Media business, Mr. Habiger’s experience is invaluable to help guide the company through this nascent period of its business.

The Board of Directors recommends a vote FOR the election of Mr. Habiger as a Class III director.

Director Serving for a Term Expiring at the 2016 Annual Meeting of Stockholders (Class II Directors)

David Sugishita

Director since 2010

Age: 67

Board Committees: Audit (Chair), Compensation

Other Public Company Boards: Atmel Corporation (non-executive Chair)

Education: B.S. in Finance from San Jose State University and an M.B.A from Santa Clara University

Professional Experience: Mr. Sugishita has served as the non-executive Chairman of the Board of Atmel Corporation since August 2006 and as a director of Atmel since February 2004. In addition, Mr. Sugishita is Chairman of the Audit Committee of Atmel. Previously he served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Magma Design Automation from 2010 to 2011, and Ditech Networks, Inc. from 2003 to 2012. Mr. Sugishita is retired and previously held various senior financial management positions with SONICblue Inc. (EVP/CFO), RightWorks (EVP/CFO), Synopsys (SVP/CFO), Actel (SVP/CFO), Micro Component Technology (SVP/CFO), Applied Materials (VP/ Corporate Controller) National Semiconductor (VP/Finance), Fairchild Camera & Instrument (Controller) and Intersil (Controller) during the past 40 years.

Director Qualifications: Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of public high technology companies, specifically in the semiconductor industry, which is an important vertical market for our company. Additionally, Mr. Sugishita brings many years of service on public company boards, including as Chairman, and service on audit and nomination and corporate governance committees. Mr. Sugishita’s experience is invaluable in helping us to continue to provide strong financial oversight at the Board level.

Director Serving for a Term Expiring at the 2017 Annual Meeting of Stockholders (Class III Directors)

Carl Schlachte

Director since 2011 and Chairman of the Board since July 2012

Age: 51

Board Committees: Audit, Nominating and Corporate Governance

Other Public Company Boards: Peregrine Semiconductor Corp.

Education: B.S. from Clemson University

Professional Experience: Mr. Schlachte is Chairman, President and CEO of Ventiva, Inc., which designs and develops thermal management technologies for consumer applications in mobile computing, power electronics and LED lighting. From 2006 to December 2011, Mr. Schlachte was Chairman of the Board of MOSAID Technologies Incorporated, one of the world’s leading IP companies, focused on the licensing and development of semiconductor and communications technologies. From 2004 to 2009, Mr. Schlachte was President and CEO of ARC International, a leading provider of multimedia solutions to semiconductor companies worldwide.

Director Qualifications: Mr. Schlachte brings more than 25 years of experience in the semiconductor industry, including CEO roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc. He has served on various public company boards and has developed a high level of financial literacy during his career as a C-level executive by overseeing the financial matters of the companies he has led.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as our employees do not receive payment for services as directors.

In 2014, the Compensation Committee engaged Compensia to perform a review of the Board of Directors’ compensation against the Company’s peers which are listed in the section entitled, “Compensation Discussion and Analysis” below. After full review the Compensation Committee recommended to the Board no change in the compensation structure for the Board of Directors other than to change the annual grant from a fixed number of shares to a fixed value of $125,000.

2014 Annual Compensation

In 2014, non-employee directors each received retainer fees of $25,000 per year, typically paid in quarterly installments on the date of each quarterly Board meeting. In addition, the Chairman of our Board received an additional retainer fee of $20,000 per year. The Chairman of our Audit Committee received a $10,000 annual committee fee, the Chairman of our Compensation Committee received an $8,000 annual committee fee, and the Chairman of our Nominating and Corporate Governance Committee received a $3,000 annual committee fee. The other members of our Audit and Compensation Committees each received a $3,000 annual committee fee and the other members of our Nominating and Corporate Governance Committee each received a $2,000 annual committee fee. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings.

Non-employee directors are granted an option to purchase 40,000 shares of common stock on the date the director joins the Board. This initial option, like those received by other individuals newly-joining us, is granted with an effective date of the tenth business day of the month following the month the director joins the Board; the exercise price per share for such option equals the closing price per share on The NASDAQ Global Market on such effective date. Subject to continued service, such option vests as to 1/4 of the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.

Non-employee directors receive an annual grant of restricted stock having a value equal to $125,000, 100% of which vests on the first anniversary of the grant date.

2014 Director Compensation Table

The following table sets forth information concerning the compensation earned during 2014 by each person who served as a director during the year ended December 31, 2014:

Director (1)	Fees Earned or Paid in Cash (2)($)	Stock Awards (3) (4)($)	Option Awards (3)(5)($)	Total ($)
David Habiger	9,250		145,684	154,934
Jack Saltich	37,323	129,314		166,637
Carl Schlachte	50,000	129,314		179,314
David Sugishita	38,000	129,314		167,314

(1)	In 2014, Mr. Viegas was our only employee director, and he did not receive any additional compensation for his services as a member of our Board while he was an employee.
(2)

Consists of meeting fees for service as a member of our Board. Fees earned by directors vary depending on the number of committees on which the director served and whether the director was Chairman of our Board or certain committees. See “2014 Annual Compensation” above for more information.

(3)

Represents the grant date fair value of each stock option or restricted stock award granted in 2014 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to Note 9 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See “2014 Annual Compensation” above for more information.

(4)	For each non-employee director, below is the aggregate number of restricted stock awards outstanding on December 31, 2014 which were all granted in 2014.

Director	Awards Outstanding at December 31, 2014 (#)
David Habiger	0
Jack Saltich	11,788
Carl Schlachte	11,788
David Sugishita	11,788

(5)	For each non-employee director, below is the aggregate number of shares subject to options outstanding on December 31, 2014.

Director	Option Awards Outstanding at December 31, 2014 (#)
David Habiger	40,000
Jack Saltich	57,000
Carl Schlachte	40,000
David Sugishita	10,834

CORPORATE GOVERNANCE

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust. The Board of Directors has established Corporate Governance Guidelines which provide a framework for our effective governance. The guidelines address matters such as the director responsibilities, director qualifications, determination of director independence, Board committee structure, Chief Executive Officer performance evaluation, management succession and stock ownership guidelines. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

The corporate governance section of our website makes available our corporate governance materials, including the Corporate Governance Guidelines, the charters for each Board committee and our Code of Business Conduct and Ethics. To access these documents on our website, www.immersion.com, click on “Investors” and then “Corporate Governance”.

Board Leadership Structure

Our Board has determined that having an independent director serve as Chairman of our Board is in our best interests and those of our stockholders. This Board structure enhances the independence of our Board from our management by ensuring a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board. In addition, separating these roles allows our Chief Executive Officer to focus his efforts on running our business and managing our day-to-day operations, while allowing our Board to benefit from our Chairman’s extensive experience in leadership roles at a number of public companies and his knowledge and expertise in intellectual property licensing and enforcement. Generally, every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Board Leadership Structure

•	Chairman of the Board: Carl Schlachte

•	Chief Executive Officer: Victor Viegas

•	All of our non-employee directors are independent.

Independence of Directors

In accordance with the standards for independence set forth in the rules of The NASDAQ Stock Market, our Board has determined that, except for Mr. Viegas, our Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director and is otherwise “independent” in accordance with the applicable rules of The NASDAQ Stock Market as currently in effect.

Risk Management

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Immersion and its stockholders. Consistent with our Board leadership structure, our Chief Executive Officer and other members of our executive team are responsible for the day-to-day management of risk, while our Board is responsible for ensuring that we have an appropriate culture of risk management and that we set the right “tone at the top,” oversee our aggregate risk profile and assist management in addressing specific risks.

Our Board exercises its oversight responsibility for risk both directly and through its standing committees. Strategic, operational and competitive risks also are presented and discussed at our Board’s quarterly meetings, and more often as needed. On at least an annual basis, our Board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between Board meetings, our Chief Executive Officer provides updates to the Board on the critical issues we face and recent developments in our principal markets.

Risk Management

•	Our Board oversees risk management.
•	Our Board and standing committees spend a portion of their time reviewing and discussing specific risk topics.
•	Company management is charged with managing risk, through internal processes and controls.

Our Audit Committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our full Board and its committees. Our Audit Committee meets regularly with our Chief Financial Officer, our independent auditor, our General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and our risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. Our Audit Committee meets regularly in separate executive sessions with the independent auditor, as well as with Audit Committee members only, to facilitate a full and candid discussion of risk and other issues.

Our Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Compensation Discussion and Analysis—Risk Assessment of Compensation Programs.”

Our Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, and our corporate governance profile and ratings. Our Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for our Board and management.

Board and Committee Self-Evaluations

Our Board and each of the Audit, Compensation and Nominating and Corporate Governance Committees conduct an annual self-evaluation, which includes a qualitative assessment by each director of the performance of our Board and the committee or committees on which the director sits. Our Board also conducts an annual evaluation of its Chairman. Our Nominating and Corporate Governance Committee oversees the evaluation processes and reports the results to the committees and full Board following the completion of such evaluations.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct. The code, which is applicable to all of our directors, employees, and officers, is available on our website at http://ir.immersion.com/governance.cfm. Any substantive amendment or waiver of this code may be made only by our Board upon a recommendation of the Audit Committee and, as required by applicable SEC rules, will be disclosed on our website.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, Immersion Corporation, 30 Rio Robles, San Jose, California 95134; Fax: (408) 350-8761; E-mail Address: corporate.secretary@immersion.com. Our Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary. Our Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Board Meetings and Committees of the Board

Attendance at Board, Committee and Annual Stockholder Meetings

Our Board and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The Board met nine times during fiscal year 2014. Each director attended at least 75% of the meetings of the Board and of any committees of the Board on which he serves. The total number of meetings held by each committee is set forth below under “Committees of the Board”.

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders. Three directors attended our 2014 annual meeting of stockholders.

Executive Sessions of the Board

The non-executive members of our Board and all committees of our Board meet in executive session without management present at each regularly scheduled in-person Board and committee meeting.

Committees of the Board

The Board has a separately-designated standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The Board has also adopted a written charter for each of the Board committees. Each charter is available on our website at http://ir.immersion.com/governance.cfm

In each case, our Board has delegated the responsibilities set forth below to the respective committee; however, our Board may from time to time, perform the duties itself.

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Victor Viegas
David Habiger		M	M
Jack Saltich		C	C
Carl Schlachte	M		M
David Sugishita	C	M
John Veschi	M		M

Audit Committee and Audit Committee Financial Expert

Members:	David Sugishita (Chairman) John Veschi Carl Schlachte
Number of Meetings in Fiscal Year 2014:	Eight
Independence:

Our Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of The NASDAQ Stock Market and the SEC for Audit Committee membership.

Financial Expert:

Our Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable NASDAQ Stock Market and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Sugishita, is an “audit committee financial expert,” as defined in the rules of the SEC.

Responsibilities:	Our Audit Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•   retaining our independent registered public accounting firm;

•   reviewing the scope of audit and pre-approving permissible non-audit services by our independent registered public accounting firm;

•   reviewing the accounting principles and auditing practices and procedures to be used for our financial statements;

•   reviewing the results of the audits of our financial statements; and

•   reviewing related party transactions.

Compensation Committee

Members:	Jack Saltich (Chairman) David Habiger David Sugishita
Number of Meetings in Fiscal Year 2014:	Six
Independence:

Our Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable NASDAQ Stock Market rules, is a “non-employee director,” as defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended, and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Responsibilities:

Our Compensation Committee provides assistance to our Board in various matters, including with respect to the following:

•   overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligning executive compensation with stockholder interests and business performance;

•   making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan;

•   reviewing and approving compensation packages for our executive officers;

•   reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and

•   reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, our Compensation Committee has not delegated any of its duties under its charter. The Compensation Committee may, however, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

Nominating and Corporate Governance Committee

Members:	Jack Saltich (Chairperson) David Habiger Carl Schlachte John Veschi
Number of Meetings in Fiscal Year 2014:	Three
Independence:	Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the criteria for independent Board members set forth in the applicable NASDAQ Stock Market rules.

Responsibilities:

Our Nominating and Corporate Governance Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•   identifying, evaluating and recommending candidates for Board positions to our Board and recommending to our Board policies on Board and committee composition and criteria for Board membership;

•   recommending to our Board, and reviewing on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer;

•   periodically reviewing policies and the compliance of senior executives with respect to these policies;

•   reviewing our compliance with corporate governance listing requirements of The NASDAQ Stock Market; and

•   assisting our Board in developing criteria for the annual evaluation of our Chief Executive Officer, director and committee performance.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described in “Director Compensation” above and “Executive Compensation” below, since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which we are or were a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of the immediate family members of such persons, had or will have a direct or indirect material interest.

In addition to indemnification provisions in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by us or in our right, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OWNERSHIP OF OUR EQUITY SECURITIES

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each director, each individual named in the 2014 Summary Compensation Table on page 48, and our directors and executive officers as a group, all as of March 31, 2015. Unless otherwise noted, voting power and investment power in Common Stock are held solely by the named person.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares [1]	Additional Information
Victor Viegas	1,092,845	3.9%	Includes 1,017,458 shares that may be acquired upon exercise of options on or before May 30, 2015.
Paul Norris	221,187	*	Includes 215,416 shares that may be acquired upon exercise of options on or before May 30, 2015.
Jason Patton	43,521	*	Includes 41,666 shares that may be acquired upon exercise of options on or before May 30, 2015
Dennis Sheehan	77,367	*	Includes 56,353 shares that may be acquired upon exercise of options on or before May 30, 2015
Mahesh Sundaram	0	*
Carl Schlachte	56,473	*	Includes 39,166 shares that may be acquired upon exercise of options on or before May 30, 2015.
David Habiger	0	*
Jack Saltich	118,538	*	Includes 57,000 shares that may be acquired upon exercise of options on or before May 30, 2015.
David Sugishita	33,622	*	Includes 10,834 shares that may be acquired upon exercise of options on or before May 30, 2015.
All directors, director nominee and executive officers as a group (8 persons)	1,643,553	5.87%	Includes 1,437,893 shares that may be acquired upon exercise of options on or before May 30, 2015.

* Less than 1% of issued and outstanding shares of Common Stock.

1 Calculated on the basis of 28,011,099 shares of common stock outstanding as of March 31, 2015, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2015 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are held solely by the named entity.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares [1]	Additional Information
Rima Senvest Management, LLC 540 Madison Avenue, 32nd Floor NY, NY 10022	5,409,012	19.31%	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2015, Rima Senvest Management LLC and Richard Marshaal have shared voting and dispositive power with respect to these shares. Rima Senvest Management, LLC only has shared voting power as to 3,451,780.
Shannon River 850 Third Ave., 11th Floor NY, NY 10022	2,600,000	9.28%	Based solely on a Schedule 13G filed with the SEC on February 17, 2015, Spencer Waxman, Shannon River Partners LP, Shannon River Fund Management LLC and Shannon River Capital Management LLC have shared voting and dispositive power with respect to 114,233 shares. Spencer Waxman, Shannon River Master Fund, LP and Shannon River Global Management LLC have shared voting and dispositive power as to 1,143,255 shares. Spencer Waxman, Doonbeg Master Fund, LP and Doonbeg Global Management LLC have shared voting and dispositive power as to 1,342,512 shares.
BlackRock, Inc. 40 East 52nd St. NY, NY 10022	1,767,082	6.31%	Based solely on a Schedule 13G/A filed with the SEC on January 30, 2015.

1 Calculated on the basis of 28,011,099 shares of common stock outstanding as of March 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and persons who beneficially own more than 10% of our common stock were complied with during the fiscal year ended December 31, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes our fiscal year 2014 compensation program as it relates to the following executive officers, all of whom we refer to collectively as our named executive officers:

Name	Title
Victor Viegas	Chief Executive Officer and Director
Paul Norris	Chief Financial Officer
Mahesh Sundaram	Vice President of Worldwide OEM Sales
Dennis Sheehan	Vice President, Marketing (1)
Jason Patton	Vice President & General Manager, Content & Media Business

(1) Mr. Sheehan served as Senior Vice President, Sales and Marketing until October 27, 2014 at which time Mr. Sundaram was hired to lead OEM sales, as a result of a decision to split the Marketing and Sales functions.

Executive Summary

In this Compensation Discussion and Analysis, we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. Included below are discussions regarding how our compensation program ties to our strategic goals and objectives and supports stockholder value creation. Specifically, we will discuss our compensation philosophy, our compensation approach, our compensation determinations and our policies and practices related to executive compensation. Our executive compensation program reflects a commitment to:

•	align compensation with our annual and long-term business objectives and performance,

•	enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success,

•	motivate executive officers to enhance long-term stockholder value, and

•	position us competitively among the companies against which we recruit and compete for talent.

2014 Executive Compensation Program.

In determining the compensation of our named executive officers for fiscal 2014, the Compensation Committee evaluated various factors, including the following:

•	our overall business and financial performance;

•	how the compensation program can drive our strategic goals and support stockholder value creation;

•	the individual’s performance, experience and skills;

•	compensation previously paid or awarded to the individual;

•	competitive market data for similar positions based on a blend of our peer group and the Radford technology survey data; and

•	voting results from the last time the stockholders voted on the compensation of our named executive officers.

For fiscal 2014, the Compensation Committee approved an executive compensation program that consisted of three principal elements: base salary, short term cash incentive awards under our executive incentive plans (EIP) and long-term equity-based incentive awards (LTI). Our Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success. Consistent with our pay-for-performance philosophy, a significant portion of the compensation of our named executive officers in fiscal 2014 was variable or at-risk. For our Chief Executive Officer, 76% of his target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock. For our other named executive officers as a group, 74% of their target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock. The Company did not achieve the annual corporate goals under the 2014 executive incentive plan and as a result, the named executive officers received no compensation under the EIP for 2014.

The following table summarizes total direct compensation for our named executive officers in fiscal 2014:

	Base Salary		Executive Incentive Plan (EIP)		Equity Award (2)
Name	2014 Base Salary ($) (1)	Percent Change	2014 EIP Award Target ($)	2014 EIP Award Payout	2014 Equity Award
Victor Viegas (2)	350,000	---	350,000	$0	$570,850
Paul Norris	289,430	3%	144,715	$0	$233,570
Mahesh Sundaram (3)	320,000	---	192,000	$0	$1,335,700
Dennis Sheehan	260,075	3%	156,354	$0	$169,208
Jason Patton (4)	235,000	---	117,500	$0	$784,125

(1) Differs from actual paid as set forth in Summary Compensation Table due to payroll period allocation.

(2) Mr. Viegas has never received an increase in his base salary since he was hired in October 2009.

(3) Equity award value is grant value as reported in the Summary Compensation Table.

(4) Mr. Sundaram joined us as VP, Worldwide OEM Sales on October 27, 2014. In connection with his hiring, Mr. Sundaram received a new hire option grant of 200,000 shares and 50,000 restricted stock units.

(5) Mr. Patton joined us as VP & GM, Content & Media on January 6, 2014 and was not eligible for an increase in salary in February 2014. Mr. Patton received a new hire option grant of 125,000 shares and 10,000 restricted stock units.

Executive Compensation Governance and Practices

In designing our executive compensation program, we have implemented programs and policies to create alignment with our stockholders and that support our commitment to good compensation governance as follows:

•	Clawback Policy. We have the authority to require repayment of certain annual cash incentives in instances of executive misconduct.

•

No Tax Gross-Ups.  Tax gross-ups are not provided to our executive officers for personal expenses or in the event that excise taxes are incurred following a qualifying termination in connection with a change in control.

•

Independent Compensation Consultant.  The Compensation Committee has engaged Compensia as its independent compensation consultant. Compensia provides services only to the Compensation Committee and provided no other services to us during fiscal 2014.

•

Stock Ownership Guidelines.  We have established stock ownership guidelines to further align our CEO’s interests with those of our stockholders. The guidelines require our CEO to acquire and hold a meaningful ownership interest in our company.

•	Capped Award Payouts. We set maximum award levels on our executive incentive plans.

•	No Repricing of Underwater Options. Repricing of stock options is expressly prohibited by our equity incentive plan without the approval of our stockholders.

•	No Executive Pension Benefits. Named executive officers participate in the same defined contribution retirement plans as other employees.

The Compensation Committee believes that the programs and policies described above clearly demonstrate our commitment to, and consistent execution of, an effective performance-oriented executive compensation program.

2014 Say on Pay Vote

At the annual meeting of our stockholders held in June 2014, which is the last time our stockholders considered our named executive officers’ compensation, over 54% of the total stockholders’ votes cast were cast in favor of our named executive officers’ 2013 compensation. Because it believes this advisory stockholder vote indicates support for continuing our program, the Compensation Committee has not made significant changes to our executive compensation program, other than further aligning CEO compensation to total stockholder return by structuring the CEO 2014 stock option grant to include significant performance requirements, which is consistent with our pay for performance philosophy.

Compensation Philosophy

The primary objective of our executive compensation program is to align compensation with our overall business goals and stockholder interests. Our compensation objective is to attract and retain top tier executive talent capable of managing in a dynamic business environment and motivate them to achieve above-market performance with a long-term view in creating stockholder value. To this end, our executive compensation philosophy reflects:

•	a pay-for-performance model that delivers pay based on overall company and individual performance;

•	an emphasis on long-term equity-based incentive awards that link a meaningful portion of executive compensation to the appreciation in value of our common stock; and

•	benchmarking of our pay levels and compensation practices against a comparator group that is reasonable and appropriate for our company.

Our named executive officers’ total compensation includes base salary, an annual incentive cash award, and long-term equity incentive compensation.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Adjustments are considered annually based on individual performance, level of pay relative to market and internal pay equity.
Short-Term Cash Incentive Awards

Rewards annual corporate and individual performance and achievement of strategic goals.

Aligns named executive officers’ interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Short-term cash incentive payments are cash awards based on financial targets—Revenue and Adjusted EBITDA (as defined below in the section entitled “Executive Incentive Plans”—for all named executive officers. A portion of the cash incentive award is also based on individual performance evaluated against individual performance goals. Annual incentive awards can vary from

Compensation Element	Objectives	Key Features
0% to 216% of the target amount for the Chief Executive Officer and 0% to 204% for all other Named Executive Officers.
Long-Term Incentive Awards (Equity Awards)

Aligns named executive officers’ interests with long-term stockholder interests by linking part of each named executive officers’ compensation to stock price performance.

Provides opportunities for wealth creation and ownership which promotes retention and enables us to attract and motivate our named executive officers.

Retention of named executive officers through multi-year vesting of equity granted and multi-year performance periods.

Utilizes different equity types, including stock options and restricted stock units to balance stockholder interests and retention.

Long-term equity awards generally vest in increments over a three or four year period.

Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans and our employee stock purchase plan, which are generally available to all of our employees. Although our Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, our Compensation Committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation.

Role of Compensation Committee

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer. The Compensation Committee approves the compensation of all other executive officers. The Compensation Committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the Compensation Committee deems appropriate.

Role of Chief Executive Officer in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, our Board sets the compensation for our Chief Executive Officer. Our Chief Executive Officer also provides our Board and our Compensation Committee with his perspective on the performance of our executive officers as part of the determination of the individual portion payable under the executive incentive plans (as described below) and the annual personnel review as well as a self-assessment of his own performance. Our Chief Executive Officer is not present during any discussions by our Compensation Committee or our Board relating to his own compensation. Our Chief Executive Officer recommends to our Compensation Committee specific compensation amounts for executive officers other than himself, and our Compensation Committee considers those recommendations and the information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our Chief Executive Officer, Vice President of Human Resources, and General Counsel regularly attend our Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Members of our Compensation Committee also participate in our Board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our independent Chairman of the Board. See “Board Structure” above for further details.

Role of the Compensation Consultant

The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with executive compensation benchmarking. The compensation consultant also provides a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2014, the Compensation Committee engaged Compensia to serve as its independent compensation consultant. During fiscal 2014, Compensia advised our Compensation Committee on executive compensation matters, including performing an executive compensation assessment and Board of Directors compensation review. Compensia was engaged directly by the Compensation Committee and does not provide any other unrelated products or services to us. No work performed by Compensia during fiscal year 2014 raised a conflict of interest.

Peer Group and Benchmarking

The companies comprising the peer group used by Compensia to aid in benchmarking compensation for 2014 were:

Audience	CEVA, Inc.	Digimarc Corp.
DTS	GSI Technology	Intermolecular
MoSys	Neonode	NVE
PDF Solutions	Supertex	Universal Display
Wi-LAN

In determining the peer group for fiscal 2014, the Compensation Committee used objective criteria for selecting peers to include companies in the IP licensing or semiconductor industry with revenues that were approximately one-half to three times our estimated revenues for 2013 and market capitalizations equal to approximately one-half to three times our market capitalization. At the time the peer group was selected, our revenues were in the first quartile of the companies in the peer group and its market capitalization was in the upper quartile of the companies in the peer group.

Compensation Determinations

The Compensation Committee made compensation determinations for our named executive officers for fiscal 2014 based on the analysis of pay levels compared to the data provided by Compensia as described above. In making these determinations, our general approach is to position the target compensation for our named executive officers based on benchmark data. While we believe that comparisons to benchmark data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies’ reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point while also considering subjective factors such as experience, skills, competencies and performance. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges. As a result, target compensation for each of our named executive officers may fall below or above positioning relative to the peer group for a particular element of compensation.

Base Salary.

In determining base salaries for our named executive officers, the Compensation Committee considered the market data for similar position, the individual performance, experience and skill. These increases were effective February 1, 2014. Mr. Viegas’ base salary is positioned at approximately the 50th percentile of the peer group, and Mr. Norris and Mr. Patton are positioned at approximately the 60th percentile of the peer group, due to previously disclosed employment arrangements which were negotiated upon hiring. Mr. Sheehan is positioned just above the 75th percentile of the peer group, largely due to his previously disclosed employment arrangement upon promotion.

In November 2014, we elected to split the Sales and Marketing functions because the role was too large for any one individual. As a result, we hired Mr. Sundaram to lead Worldwide OEM Sales. In considering Mr. Sundaram’s base salary, the Compensation Committee reviewed market data provided by Radford for (i) top global sales executives generally, (ii) top global sales executives in the San Francisco Bay Area, (iii) top global sales executives at companies with under $50 million of revenue and (iv) top global sales executives at companies with revenue between $50 million and $199.99 million. The Compensation Committee also considered Mr. Sundaram’s salary at his position prior to Immersion and determined that it was appropriate to offer Mr. Sundaram a salary that was outside of the ranges provided for similarly sized companies due to his extensive experience with IP licensing sales.

The named executive officers’ base salaries for 2014, as compared to 2013, were as follows:

Name	2013 Base Salary ($) (1)	2014 Base Salary ($) (1)	% Increase
Victor Viegas (2)	350,000	350,000	--
Paul Norris	280,500	289,433	3
Mahesh Sundaram (3)	--	320,000	--
Dennis Sheehan	252,500	260,075	3
Jason Patton (4)	235,000	235,000	--

(1) Differs from actual paid as set forth in Summary Compensation Table due to payroll period allocation.

(2) Mr. Viegas has never received an increase in his base salary since he was hired in October 2009.

(3) Mr. Sundaram joined us on October 27, 2014.

(4) Mr. Patton joined us on January 6, 2014 and was not eligible for an increase in salary in February 2014.

Executive Incentive Plans.

The executive incentive plans are cash incentive programs designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and to motivate such individuals to enhance our value. Our Compensation Committee believes that aggregate incentive payouts should be tightly linked to our performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the executive incentive plans are dependent and based on our performance and each individual’s performance. Our Compensation Committee reserves the right to cancel, suspend, amend or revise all or any part of the executive incentive plans for any reason at any time.

The Compensation Committee established a target award value for each of our named executive officers for fiscal 2014 based on competitive market data for similar positions and various other factors, including individual performance in the prior year and the terms of employment arrangements with the individual. Target awards are expressed as a percentage of base salary. In establishing the target award value, the Compensation Committee considered the 65th-75th percentile of target total cash compensation of the comparator group. In the case of Mr. Sheehan, the total target cash was higher than the benchmark used in setting cash compensation as it reflects previously disclosed employment arrangements which were negotiated upon his promotion.

For fiscal 2014, target awards under the executive incentive plans represented a significant portion of total cash compensation for our named executive officers, which aligns more of the named executive officers’ compensation with the interests of the stockholders.

Executive 2014 EIP Payments.

The following table sets forth the determinations of our Compensation Committee in February 2014 with respect to the executive incentive plan targets for fiscal 2014, as well as the actual amount of the cash incentive awards received by our named executive officers upon payout of the fiscal 2014 executive incentive plan. The Company did not achieve the annual corporate goals under the 2014 executive incentive plan and as a result, the named executive officers received no compensation under the executive incentive plans for 2014.

	Fiscal 2014 EIP Target
Name	Position	Percentage of Base Salary Rate	Award Value	Fiscal 2014 EIP Award Payout
Victor Viegas	CEO	100%	350,000	$0
Paul Norris	CFO	50%	144,715	$0
Mahesh Sundaram	VP, Worldwide OEM Sales	60%	192,000	$0
Dennis Sheehan	VP, Marketing	50%*	151,642	$0
Jason Patton	VP & GM, Content & Media	50%	117,500	$0

*Mr. Sheehan was eligible to receive a bonus under his executive incentive plan of 60% of his base salary through October 26, 2014. On October 27, 2014, Mr. Sheehan’s bonus target was revised to 50% of his base salary in connection with the splitting of the marketing and sales functions.

Our Compensation Committee, with input from our Chief Executive Officer for all executive officers other than our Chief Executive Officer, establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating each participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics.

Our 2014 executive incentive plans were based on two independent components. A percentage of the bonus was based on the achievement by us of certain corporate financial metrics in 2014 as set forth below, and the remainder of the bonus was based on the achievement of individual management objectives. For payment to have been made under the objective component of the plans, we must have met the minimum revenue and EBITDA targets set forth in the matrix below. In addition, our Compensation Committee determined the performance weighting factors to be applied to the initial calculation of each executive’s two independent components of the bonus, which weighting factors are based on each executive’s overall annual performance as determined by our Compensation Committee. Each standard weighting factor is 1.0, but can be increased or decreased by 0.2 at the Compensation Committee’s discretion, as applicable. If each such weighting factor is increased or decreased from the standard weighting factor of 1.0, then such modified weighting factor is then multiplied by the applicable independently determined component of such executive’s incentive plan to determine the total incentive payment. As a result, the Chief Executive Officer is eligible to receive a cash award of 0%-216% of his executive incentive plan target award based on the achievement of corporate financial and individual performance goals and all other named executive officers are eligible to receive a cash award of 0% – 204% of their respective executive incentive plan target awards based on the achievement of corporate financial and individual performance goals.

The GAAP revenue and EBITDA matrix for the corporate objectives of the 2014 executive incentive plans was set by the Compensation Committee and was based on our annual operating plan. The matrix was as follows:

GAAP Revenue / EBITDA Profit Targets	$48,400,000	$55,450,000	$60,500,000	$66,550,000	$72,600,000
$23,343,000	125.0%	137.5%	150.0%	175.0%	200.0%
22,315,000	100.0	112.5	125.0	150.0	175.0
20,286,000	75.0	87.5	100.0	125.0	150.0
18,257,000	62.5	75.0	87.5	112.5	137.5
16,229,000	50.0	62.5	75.0	100.0	125.0

For purposes of the executive incentive plans, GAAP revenue means revenue recognized by us for the applicable period in accordance with GAAP and as reported in our audited financial statements, and EBITDA Profit is Earnings before Interest, Taxes, Depreciation and Amortization, with the following exclusions: stock compensation expense, discontinued operations, restatement charges and restructuring charges. We exclude these items from the calculations in order to better measure true operating performance and profitability and to facilitate comparisons to the prior year period. By excluding certain one-time items from the calculations, the Compensation Committee sought to reward management for achieving the annual executive incentive plan goals, while at the same time focusing on actions that drive long-term stockholder value.

Our performance for 2014 resulted in GAAP revenues of $52.9 million and an EBITDA Profit of $11.8 million. Because the EBITDA Profit did not meet the minimum threshold set forth on the matrix above, the executives received no payout under the 2014 executive incentive plan.

For the individual performance of each named executive officer, the Compensation Committee had set management by objectives (MBOs) for 2014 in February 2014. Since the Company did not achieve the minimum threshold required under the financial matrix above, the scoring of the achievement of MBOS as of the end of fiscal 2014 is irrelevant. For purposes of disclosure, the MBOs for 2014 were as follows: and scored the individual based on the completion of such MBOs as of the end of fiscal 2014: in the case of Mr. Viegas, the Compensation Committee set MBOs that included concluding the LGE license renewal, substantially growing OEM mobile customer base and increase mobile pricing, conducting pilot studies for mobile content business, substantially increase high value haptic uses and achieve 2014 financial targets including yearly and quarterly budgets. Mr. Sundaram’ MBOs included completing sales transition, developing processes in worldwide sales organization and developing 2015 plan. Mr. Norris’ MBOs included focusing on execution of Immersion’s licensing strategy, furthering the development and implementation of Immersion’s content business, continuing to manage all compliance program activities and monitoring and leading cost reduction efforts. Mr. Sheehan’s MBOs included achieving 2014 revenue targets, development of the OEM organization and effectiveness and execution of strategic planning and longer range initiatives. Mr. Patton’s MBOs included conducting pilot studies with analytic data, publishing content business model and implementation and growing the third party application developer program support of Immersion haptics.

Long-Term Equity Incentive Awards.

The Compensation Committee approved annual equity awards to our named executive officers in the fiscal year 2014 after considering individual and corporate performance generally, the total compensation levels by our executives and the need to retain executives. Our Compensation Committee considers both executive and corporate performance as well as the actual compensation levels of our compensation peer companies when determining the size of equity awards. Typically, our Compensation Committee references the 75th percentile of the peer group when considering long-term equity grants to our named executive officers. We believe that this is consistent with a business emphasizing long-term growth and innovation.

In an effort to further align Mr. Viegas’ compensation to our performance and stockholder value creation, the Compensation Committee redesigned the terms and conditions of his fiscal 2014 long-term equity award by significantly reducing the grant value of his 2014 option grant to $570,850, just below the 50th percentile of our median peer group. This 2014 option grant was structured so as to provide that 50% of the shares (X) would only vest and become exercisable pursuant to performance conditions and 50% of the shares (X) would vest upon our typical time-based vesting schedule. This award represents an 18% reduction from the prior year’s award. The performance portion of the option requires that the closing price of a share of our common stock must be equal to or exceed $15.00 for 30 consecutive trading days on or prior to February 24, 2016, in order for the performance portion of the option to be eligible for vesting (pursuant to our normal and customary four year time-based vesting schedule). Our Compensation Committee believed that adding this stock price performance hurdle to a portion of Mr. Viegas’ 2014 stock option grant would serve to further align his interests with those of our stockholders and help drive increased stock price performance.

After taking into account Mr. Norris’ total cash compensation, the Compensation Committee granted Mr. Norris an annual stock option grant valued at $114,170 and restricted stock unit grant valued at $119,400 that combined fell between the 25th and 50th percentile of the comparator group.

After taking into account Mr. Sheehan’s total cash compensation, the Compensation Committee granted Mr. Sheehan an annual stock option grant valued at $85,628 and restricted stock unit grant valued at $83,580 that combined fell between the 25th and 50th percentile of the comparator group.

Mr. Sundaram received a new hire option grant valued at $876,200 and restricted stock units at $459,500. Mr. Patton received a new hire option grant valued at $671,725 and restricted stock units at $112,400.

Stock Options.

Stock options are intended to align executives with the interests of stockholders in increasing sustainable, long-term stockholder value. We view stock options as an element of performance-based compensation because a stock option provides no realizable value upon grant. These instruments only deliver value to a recipient if the price of our common stock increases above the price at the time of grant and vesting requirements have been met. Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term. Our stock options typically vest over a period of four years with 25% vesting after the first year and 1/48th monthly thereafter.

RSUs.

We grant our executives restricted stock units (RSUs) primarily to ensure that our executives maintain an ownership stake in our company. By providing an ownership stake, RSUs align executives’ financial interests with stockholders’ interests. We believe RSUs also aid in retention and provide value to our executives, given that we do not provide pensions. Our RSUs typically vest over a period of three years, with 33 1/3% of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

2014 Executive Equity Awards.

The following table sets forth the determinations of our Compensation Committee in February 2014 with respect to the fiscal 2014 annual long term incentive equity awards for our named executive officers:

Name	Position	Shares Subject to Stock Options	Restricted Stock Units
Victor Viegas	CEO	100,000(1)	--
Paul Norris	CFO	20,000	10,000
Mahesh Sundaram(2)	VP, Worldwide OEM Sales	200,000	50,000
Dennis Sheehan	VP, Marketing	15,000	7,000
Jason Patton	VP & GM, Content & Media	125,000	10,000

(1) Subject to vesting as follows: 50% of the shares (X) would only vest and become exercisable pursuant to performance conditions and 50% of the shares (X) would vest upon our typical time-based vesting schedule

(2) Mr. Sundaram joined us on October 27, 2014

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control. All such benefits extended to our executive officers are approved by our Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the change in control agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they believe they will be terminated after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the executive officers’ interests with those of our stockholders in change in control transactions.

Other Benefits

We provide certain executive officers with perquisites and other personal benefits that our Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy and which benefits are generally available to all of our employees. These benefits are provided in order to enable us to attract and retain these executives. Our Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans and our employee stock purchase plan.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. For stock options issued pursuant to our 2011 Equity Incentive Plan, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to Immersion or its subsidiaries and subject to any requirements of local law. For all other stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to us or our subsidiaries and subject to any requirements of local law.

New Hire Grants.

New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. New hire grants become effective on and are priced as of the tenth business day of the month following the month of hire. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 300,000 shares in any fiscal quarter, are made by the Chief Executive Officer pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the tenth business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by our Compensation Committee.

Annual Grants.

Annual restricted stock unit grants are awarded at our regularly scheduled Board meeting held in February and are made on the second business day after the release of our year-end earnings release. These grants typically vest as to 1/3rd of shares on an annual basis assuming continued service and subject to any requirements of local law.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The stock options and restricted stock unit awards granted under our 2007 Equity Incentive Plan and 2011 Equity Incentive Plan are intended to be treated under current federal tax law as performance-based compensation exempt from limitation on deductibility. Although our Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when it believes it to be in our and our stockholders’ best interests.

In addition to considering the tax consequences, our Compensation Committee considers the accounting consequences of, including the impact of the FASB ASC Topic 718, in its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

ú

The executive incentive plans are dependent on multiple performance metrics including revenue and adjusted EBITDA, as well as individual goals related to specific strategic or operational objectives and the corporate metric portion of the incentive plan does not pay out unless certain financial metrics are met.

ú	The long-term incentives are equity-based, with three and four year vesting to complement our annual cash based incentives.

•

Capped Incentive Awards – Awards under the executive incentive plans are generally capped at the sum of: (a) 200% of the target bonus attributable to company-wide metrics (with a maximum multiplier of 1.2), plus (b) 100% of the target bonus attributable to individual performance (with a maximum multiplier of 1.2).

•

Clawback Provision – The clawback provision provides our Board with the authority to recoup past incentive compensation in the event of a material restatement of Immersion’s financial results due to fraud, intentional misconduct or gross negligence of the executive officer.

Additionally, our Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, our Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon each individual’s and our performance. Our Compensation Committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (or the Securities Act), or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Immersion Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE
Jack Saltich, Chairman
David Habiger
David Sugishita

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jack Saltich, David Habiger and David Sugishita were members of our Compensation Committee during the 2014 fiscal year. None of the individuals serving on our Compensation Committee were at any time during 2014, or at any other time, an officer or employee of us, nor did they have any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 concerning our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options,		Weighted-Average Exercise Price of Outstanding Options		Number of Securities to be Issued Upon Settlement of Outstanding Restricted Awards/Units	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category (1)	(a)		(b)		(c)	(c)
Equity Compensation Plans Approved by Security Holders (2)	3,457,239	[1]	$ 8.41	[2]	600,255[3]	[4] 2,689,827
Equity Compensation Plans Not Approved by Security Holders(5)	77,918		5.89		--	--
TOTAL	3,535,157				600,255	2,689,827

1

The table does not include information for equity compensation plans assumed by us in business combinations. As part of the business combination with Immersion Medical in fiscal 2000, we assumed Immersion Medical’s 1998 stock option plan. A total of 1,000 shares of common stock are reserved for issuance under this plan for an option that is fully vested and exercisable with an exercise price of $3.81.

2	Consists of three plans: the Immersion Corporation 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the 2011 Equity Incentive Plan.

3	These restricted stock units and awards have no exercise price.

4	Includes 442,262 shares available for future issuance under the Employee Stock Purchase Plan

5

As of December 31, 2014, we had issued and outstanding 77,918 shares of common stock for issuance pursuant to the 2008 Employment Inducement Award Plan. Each option granted pursuant to the 2008 Employment Inducement Award Plan has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of commencement of employment and 1/48 of the shares monthly thereafter.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Financial Officer, our VP, Worldwide OEM Sales, VP Marketing and VP & GM of Content & Media. No other officer met the definition of named executive officer for 2014.

Name & Principal Position	Fiscal Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)

Victor Viegas	2014	$351,346	$--	$570,850	$--	--	$922,196
Chief Executive Officer and Interim Chief Financial Officer (4)	2013	351,346	--	3,234,720	563,556		4,149,622
	2012	347,308	618,300	--	186,435		1,152,043
Paul Norris	2014	289,288	119,400	114,170	--	--	522,858
Chief Financial Officer (5)	2013	281,071	95,300	210,208	214,672		801,251
	2012	175,577	--	844,400	60,789		1,080,766
Mahesh Sundaram	2014	59,074	459,500	876,200	--	67,934(9)	1,462,708
VP, Worldwide OEM Sales (6)
Dennis Sheehan	2014	260,411	83,580	85,628	--		429,619
VP, Marketing (7)	2013	253,240		210,208	229,165		692,613
	2012	227,433	593,390		83,503		904,326
Jason Patton	2014	233,193	112,400	671,725	--	45,000(10)	1,062,318
VP/GM Content & Media (8)

(1)	Differs from salary reported in the Compensation Discussion & Analysis due to pay period allocation.
(2)

The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. See note 9 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

(3)	Consists of bonus awards under our executive incentive plans. See “Compensation Discussion and Analysis” for a description of our executive incentive plans.
(4)	On December 15, 2011, Mr. Viegas was appointed Interim Chief Financial Officer until May 14, 2012.
(5)	Mr. Norris joined us as our Chief Financial Officer on May 14, 2012.
(6)	Mr. Sundaram was appointed Vice President of Sales effective October 27, 2014.
(7)	Mr. Sheehan was appointed Senior Vice President, Sales and Marketing effective October 1, 2012. On October 27, 2014, Mr. Sheehan was appointed Vice President, Marketing.
(8)	Mr. Patton was appointed Vice President and General Manager, Content & Media effective January 6, 2014.
(9)	Consists of $17,647 for an expatriate premium allowance, $36,010 for housing assistance and living allowance and $14,277 for a company provided car and driver.
(10)	Consists of a $25,000 sign on bonus and a $20,000 relocation subsidy.

2014 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the year ended December 31, 2014:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of	All Other Option Award Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
					Stock or Units (2) (#)	Underlying
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Options (3) (#)	Awards ($/sh)	Option Awards ($)

Victor Viegas	2/24/2014					100,000	11.94	570,850	(5)
	2/19/2014	168,000	350,000	756,000

Paul Norris	2/24/2014					20,000	11.94	114,170
	2/24/2014				10,000			119,400
	2/19/2014	75,252	144,715	295,219

Mahesh Sundaram (4)	11/14/2014					200,000	9.19	876,200
	11/14/2014				50,000			459,500
	10/27/2014	34,718	18,053	70,824

Dennis Sheehan	2/24/2014					15,000	11.94	85,628
	2/24/2014				7,000			83,580
	2/19/2014	78,854	151,642	309,350

Jason Patton	2/14/2014					125,000	11.24	671,725
	2/14/2014				10,000			112,400
	2/19/2014	61,110	117,500	239,700

(1)

These awards were made pursuant to the 2014 executive incentive plans for each of Mr. Viegas, Mr. Norris, Mr. Sundaram, Mr. Sheehan and Mr. Patton. For a description of the criteria upon which the awards are determined, see “Compensation Discussion and Analysis” above. No payments were made under these plans as a result of the Company’s failure to achieve the financial metrics as discussed above.

(2)

These restricted stock units are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(3)

These options are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(4)	Mr. Sundaram joined us effective October 27, 2014.
(5)

Subject to vesting as follows: 50% of the shares would only vest and become exercisable pursuant to performance conditions and 50% of the shares would vest upon our typical time-based vesting schedule.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning the outstanding equity awards held as of December 31, 2014 by our named executive officers:

		Option Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options			Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)
	Stock Option Grant Date	Exerciseable (#)	Unexerciseable (#)

Victor Viegas	6/5/2006	100,000	—		6.11	6/5/2016	—	—
	3/3/2008	10,000	—		8.61	3/3/2018	—	—
	3/4/2009	8,500	—		2.70	3/4/2019	—	—
	11/13/2009	600,000	—		3.85	11/13/2019	—	—
	3/14/2011	40,624	2,709		6.61	3/14/2021	—	—
	3/5/2012	—	—		—	—	30,000	284,100
	3/8/2013	120,000	480,000		9.53	3/8/2020	—	—
	2/24/2014	—	100,000		11.94	2/24/2021	—	—
Paul Norris	6/14/2012	161,458	88,542	(4)	6.12	6/14/2019	—	—
	3/8/2013	17,500	22,500		9.53	3/8/2020	—	—
	3/8/2013	—	—		—	—	6,666	63,127
	2/24/2014	—	15,000		11.94	2/24/2021	—	—
	2/24/2014	—	—		—	—	7,000	66,290
Mahesh Sundaram	11/14/2014	—	200,000		9.19	11/14/2021	—	—
	11/14/2014	—	—		—	—	50,000	473,500
Dennis Sheehan	9/15/2010	5,000	—		5.06	9/15/2020	—	—
	3/14/2011	23,437	1,563		6.61	3/14/2021	—	—
	3/8/2013	17,500	22,500		9.53	3/8/2020	—	—
	2/14/2014	—	15,000		11.94	2/14/2021	—	—
	3/5/2012	—	—		—	—	15,666	148,357
	11/14/12	—	—		—	—	16,666	157,827
	2/24/14	—	—		—	—	7,000	66,290
Jason Patton	2/14/2014	—	125,000	(4)	11.24	2/14/2021	—	—
	2/14/2014	—	—		—	—	10,000	94,700

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one year anniversary of the grant date and the remaining vest thereafter at a monthly rate of one forty-eighth.
(2)	The restricted stock units vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	Based on the closing price of our common stock of $9.47 per share on The NASDAQ Global Market on December 31, 2014.
(4)	Option vests as to 25% of the shares on the one year anniversary of the date of commencement of employment and the remaining vest at a monthly rate of one forty-eighth.

Option Exercises and Stock Vested In 2014 Fiscal Year

The following table provides information concerning the exercise of stock options and the vesting of restricted stock units issued to our named executive officers during the year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting (3)($)
Victor Viegas	-	-	39,289	433,240
Paul Norris	-	-	3,334	36,307
Mahesh Sundaram	-	-	-	-
Dennis Sheehan	15,500	145,299	-	-
	14,500	135,887
	20,000	180,113
			15,667	176,724
			4,166	42,535
			16,667	153,170
Jason Patton	-	-	-	-

(1)	The total number of shares exercised is included above. As the shares were purchased and sold in the same day.
(2)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the stock option.
(3)	Calculated by multiplying the number of vested restricted stock units by the market value of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our named executive officers that provide for severance and additional benefits in connection with our change in control:

Mr. Victor Viegas

Effective October 20, 2009, Mr. Viegas became our Interim Chief Executive Officer. In connection with his appointment, we entered into an employment agreement with Mr. Viegas pursuant to which he receives an annual base salary of $350,000 and is eligible to receive an annual bonus of up to 60% of his base salary. In 2012, the Compensation Committee increased Mr. Viegas’ target annual bonus to 80% of his salary and in 2013, the Compensation Committee increased the target to 100% of his base salary.

If the employment of Mr. Viegas is terminated without “cause,” as defined in the agreement or he resigns for “constructive reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards.

In the event that Mr. Viegas is terminated without cause or resigns for constructive reason within three months of, or within 1 year following, a “change of control,” as defined in the agreement, Mr. Viegas will be entitled to receive a lump sum severance payment equal to 12 months base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him.

Payment of the foregoing benefits will be conditioned upon Mr. Viegas’ execution of a general release of claims.

Mr. Paul Norris

Effective May 14, 2012, Mr. Norris became our Chief Financial Officer. In connection with his appointment, we entered into an offer letter with Mr. Norris pursuant to which he receives an annual base salary of $275,000 which was increased to $280,500 in 2013 and is eligible to receive an annual bonus with a target of 50% of his base salary.

In addition, we entered into to a Retention and Ownership Change Event Agreement with Mr. Norris, which provides that in the event that his employment is terminated without cause, Mr. Norris will be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments for COBRA premiums for up to 12 months following his termination date; and (iii) immediate vesting of 70% of his then unvested equity awards held by him.

In the event that, within 1 year following a change in control, as defined in the agreement, Mr. Norris’s employment is terminated without cause or if he resigns for good reason, Mr. Norris would be entitled to receive (a) a lump sum severance payment equal to 12 months of his base salary; (b) health insurance premium payments for up to 12 months following his terminate date; and (c) immediate vesting of 70% of his then unvested equity awards held by him, which option would then become exercisable for 6 months after such termination.

Payment of the foregoing benefits will be conditioned upon Mr. Norris’s execution of a general release of claims.

Mr. Mahesh Sundaram

Effective October 27, 2014, Mr. Sundaram became our Vice President of Worldwide OEM Sales. In connection with his appointment, we entered into an offer letter with Mr. Sundaram pursuant to which he receives an annual base salary of $320,000 and is eligible to receive an annual bonus with a target of 60% of his base salary. In connection with his hiring, Mr. Sundaram also received an expatriate premium allowance of $9375 per month for the first eight months of his employment with Immersion. He also received the following assistance: housing assistance up to $1500 per month for an apartment in Shanghai through June 2015, payment of $9000 per month living allowance for the period November 2014-June 2015 while he is residing in Beijing, reimbursement of school tuition fees to his employer in the amount up to $55,500 (if required), a company provided car and driver, cost of which would be no more than $5000 per month for the period November 2014-June 2015 while he is residing in Beijing, immigration assistance with the company’s outside legal counsel and a supplemental benefits policy for him and his family while he remains in Beijing. In addition, Mr. Sundaram will be provided with relocation assistance not to exceed $25,000, a one-time moving allowance for incidentals in the amount of $25,000, air transportation for him and his family from Beijing to California and 30 days temporary living expenses upon his move to California.

On November 14, 2014, Mr. Sundaram received an option to purchase 200,000 shares of our common stock and 50,000 restricted stock units pursuant to the 2011 Employee Incentive Plan. The option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month until fully vested. The restricted stock units will vest over three years at a rate of 1/3rd per year until fully vested.

In addition, we entered into to a Retention and Ownership Change Event Agreement with Mr. Sundaram, which provides that in the event that his employment is terminated without cause, Mr. Sundaram will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Sundaram first becomes eligible to obtain other group health insurance coverage. In the event Mr. Sundaram’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of our company, then Mr. Sundaram will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Sundaram first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his unvested equity awards held by him. Payment of the foregoing benefits will be conditioned upon Mr. Sundaram’s execution of a general release of claims.

Mr. Dennis Sheehan

We also entered into a retention and ownership change event agreement with Mr. Sheehan. This agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment is terminated without cause, Mr. Sheehan will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Sheehan first becomes eligible to obtain other group health insurance coverage. In the event Mr. Sheehan’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of our company, then Mr. Sheehan will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Sheehan first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his unvested equity awards held by him. Payment of the foregoing benefits will be conditioned upon Mr. Sheehan’s execution of a general release of claims.

We entered into an offer of promotion to Senior VP, Sales & Marketing with Mr. Sheehan on September 26, 2012 pursuant to which he received an annual base salary of $250,000 which was increased to $252,500 in 2013, and to $260,074.88 in 2014, and is eligible to receive an annual bonus with a target of 60% of his base salary.

On October 27, 2014, we entered into a revised offer letter with Mr. Sheehan confirming his new role as Vice President, Marketing, leaving his annual base salary at $260,074.88 and changing his target incentive under his annual bonus plan to 50% of his base salary.

Mr. Jason Patton

Effective January 6, 2014, Mr. Patton became our Vice President & General Manager of Content & Media Business. In connection with his appointment, we entered into an offer letter with Mr. Patton pursuant to which he receives an annual base salary of $235,000 and is eligible to receive an annual bonus with a target of 50% of his base salary. In connection with his hiring, Mr. Patton also received a one-time $25,000 bonus which was paid in March 2014 and a lump sum payment of $20,000 of relocation assistance.

On February 14, 2014, Mr. Patton received an option to purchase 125,000 shares of our common stock and 10,000 restricted stock units pursuant to the 2011 Employee Incentive Plan. The option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month until fully vested. The restricted stock units will vest over three years at a rate of 1/3rd per year until fully vested.

In addition, we entered into to a Retention and Ownership Change Event Agreement with Mr. Patton, which provides that in the event that his employment is terminated without cause, Mr. Patton will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Patton first becomes eligible to obtain other group health insurance coverage. In the event Mr. Patton’s employment is terminated without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of our company, then Mr. Patton will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Patton first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his unvested equity awards held by him. Payment of the foregoing benefits will be conditioned upon Mr. Patton’s execution of a general release of claims.

	Event
Named Executive Officer	Termination without cause or resignation for “good reason” or constructive reason	Termination without cause or resignation for “good reason” or constructive reason occurs due to a change in control
Victor Viegas
Severance	$350,000	$350,000
COBRA Benefits	28,941	28,941
Equity Acceleration	204,293	204,293
TOTAL	$583,234	$583,234
Paul Norris
Severance	$289,430	$289,430
COBRA Benefits	20,073	20,073
Equity Acceleration	318,110	318,110
TOTAL	$627,613	$627,613
Mahesh Sundaram
Severance	$160,000	$320,000
COBRA Benefits	15,984	31,967
Equity Acceleration	--	264,750
TOTAL	$175,984	$616,717
Dennis Sheehan
Severance	$130,295	$260,590
COBRA Benefits	9,150	18,301
Equity Acceleration	--	188,472
TOTAL	$139,445	$467,363
Jason Patton
Severance	$117,500	$235,000
COBRA Benefits	9,554	19,107
Equity Acceleration	--	47,350
TOTAL	$127,054	$301,457

 Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value of our common stock on December 31, 2014 less the exercise price.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not to be deemed “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion Corporation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by our Board, the purpose of our Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived there from, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, our Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under the Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC.

AUDIT COMMITTEE
David Sugishita, Chairman
Carl Schlachte
John Veschi

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM (PROPOSAL 2)

We are asking the stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its engagement. Even if the engagement is ratified, our Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if our Audit Committee feels that such a change would be in our and our stockholders’ best interest.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit.

Audit Fees and All Other Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

		2014 Fees	2013 Fees
Audit Fees		$601,019	$538,417
Audit-Related Fees		7,500	65,866
Tax Fees
	Tax Compliance/Preparation	11,753	20,335
	Other Tax Services	195,143	64,991
All Other Fees		--	--
Total Fees		815,414	689,609

Audit Fees.  This category consists of fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

Audit-Related Fees.  This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  This category consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy and other miscellaneous tax consulting and planning

All Other Fees.  This category consists of fees for all other services other than those reported above. Our intent is to minimize services in this category.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, our Audit Committee has approved, and will continue to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. None of the services described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Our Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, our Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to our Audit Committee at its next meeting. Unless our Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Other Information

We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

One or more representatives of Deloitte & Touche LLP will be present at this year’s Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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ANNUAL MEETING OF STOCKHOLDERS to be held on June 5, 2015
This Proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2015, and hereby appoints Victor Viegas and Anne Peters, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 5, 2015, at 9:30 a.m., Pacific Daylight time, at the Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California 95054, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT FOUR DIRECTORS AND FOR PROPOSAL 2, AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE